May 14, 1999


The Pittston Company
P. O. Box 4229
1000 Virginia Center Parkway
Glen Allen, Virginia  23058-4229

                       Registration Statements on Form S-8
    The Savings Investment Plan of The Pittston Company and Its Subsidiaries,
      the 1994 Employee Stock Purchase Plan of The Pittston Company and the Key Employees' Deferred Compensation Program of The Pittston Company

Ladies and Gentlemen:

As General Counsel of The Pittston Company (the "Company"), I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 for The Savings-Investment Plan of The Pittston Company and Its Subsidiaries (the "Savings-Investment Plan") and the Registration Statement on Form S-8 for the 1994 Employee Stock Purchase Plan of The Pittston Company (the "1994 Stock Purchase Plan") and the Key Employees' Deferred Compensation Program of The Pittston Company (the "Deferred Compensation Program") (collectively, the "Registration Statements") being filed under the Securities Act of 1933, as amended (the "Act"), on or about the date of this letter to register (i) 750,000 additional shares of Pittston Brink's Group Common Stock, par value $1.00 per share, including associated rights (the "Brink's Stock"), 375,000 additional shares of Pittston BAX Group Common Stock, par value $1.00 per share, including associated rights (the "BAX Stock"), and 250,000 additional shares of Pittston Minerals Group Common Stock, par value $1.00 per share, including associated rights (the "Minerals Stock"), which may from time to time be issued pursuant to the Savings-Investment Plan, (ii) 100,000 additional shares of Brink's Stock, 200,000 additional shares of BAX Stock and 250,000 additional shares of Minerals Stock, which may from time to time be issued pursuant to the Deferred Compensation Program, and (iii) 400,000 additional shares of Minerals Stock which may from time to time be issued pursuant to the 1994 Stock Purchase Plan.

I am familiar with the Registration Statements and the Exhibits thereto. I, or attorneys under my supervision, have also examined originals or copies, certified or otherwise, of such other documents, evidence of corporate action and instruments, as I have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact relevant to this opinion, I have relied upon certificates or written statements from officers and other appropriate representatives of the Company and its subsidiaries or public officials. In all such examinations I have assumed the genuineness of all signatures, the authority to sign and the authenticity of all documents submitted to me as originals. I have also assumed the conformity to the original of all documents submitted to me as copies.

Based upon and subject to the foregoing, I am of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The shares of Brink's Stock, BAX Stock and Minerals Stock referred to in the first paragraph of this letter have been duly authorized and, when offered and sold as described in the Registration Statements, will be legally issued, fully paid and nonassessable.

I hereby consent to the use of my name in the Registration Statements and to the filing, as an exhibit to the Registration Statements, of this opinion. In giving this consent, I do hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,


/s/ Austin F. Reed
----------------------------
Austin F. Reed
Vice President, General Counsel
and Secretary